Exhibit 16.1

Ernst & Young LLP 155 N. Wacker Drive Chicago, IL 60606 Tel: (312) 879-2000 Fax: (312) 879-4000 www.ey.com

June 13, 2013

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated June 13, 2013, of Federal Signal Corporation and are in agreement with the statements contained in the first, second, third, and fourth paragraphs on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

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